As filed with the Securities and Exchange Commission on May 9, 2018
Registration No. 333-176353

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
___________________
CoreLogic, Inc.
(Exact name of registrant as specified in its charter)
___________________
Delaware    95-1068610
(State or other jurisdiction of    (I.R.S. Employer
incorporation or organization)    Identification No.)

40 Pacifica, Suite 900
Irvine, California 92618-7471
(Address, including zip code, of Principal Executive Offices)
___________________

CoreLogic, Inc. 2018 Performance Incentive Plan
CoreLogic, Inc. 2011 Performance Incentive Plan
(Full title of the plan)
___________________

Arnold A. Pinkston, Esq.
Chief Legal Officer and Corporate Secretary
CoreLogic, Inc.
40 Pacifica, Suite 900
Irvine, California 92618-7471
(Name, address and telephone number, including area code, of agent for service)

___________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

OMM_US:76265702.3

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, $0.00001 par value per share	18,413,560(1)(3) shares	N/A(2)	N/A(2)	N/A(2)

(1)   This Registration Statement covers, in addition to the number of shares of CoreLogic, Inc., a Delaware corporation (the “Company” or the “Registrant”), common stock, par value $0.00001 per share (the “Common Stock”), stated above, options and other rights to purchase or acquire the shares of Common Stock covered by this Registration Statement and, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the CoreLogic, Inc. 2011 Performance Incentive Plan (the “2011 Plan) and the CoreLogic, Inc. 2018 Performance Incentive Plan (the “2018 Plan”) as a result of one or more adjustments under the plans to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)   The filing fee for the registration of the offer of shares under the 2011 Plan was paid in full upon the filing of the Form S-8 Registration Statement on August 16, 2011 (the “2011 Form S-8”). Pursuant to SEC Compliance and Disclosure Interpretation 126.43, no filing fee is required to include the 2018 Plan on the 2011 Form S-8 pursuant to this Post-Effective Amendment No. 1 to Form S-8.
(3)  As described in the “Explanatory Note” below, this Post-Effective Amendment No. 1 to Form S-8 is being filed to provide that a portion of the shares originally registered on the 2011 Form S-8 for issuance under the 2011 Plan may be issued under the 2018 Plan once they are no longer issuable pursuant to the 2011 Plan.
   The Exhibit Index for this Registration Statement is at page 8.

OMM_US:76265702.3

EXPLANATORY NOTE
The Company previously filed the 2011 Form S-8 with the Securities and Exchange Commission (the “SEC” or the “Commission”) to register the offer of 18,413,560 shares of Common Stock pursuant to the 2011 Plan.
On March 7, 2018, the Company’s Board of Directors adopted the 2018 Plan. The Company’s stockholders approved the 2018 Plan at the Company’s annual meeting of stockholders held on May 1, 2018 (the “2018 Annual Meeting”). Upon stockholder approval of the 2018 Plan, the Company’s authority to grant new awards under the 2011 Plan terminated, and a total of 6,271,440 shares of Common Stock that had been available for new award grants under the 2011 Plan immediately prior to the 2018 Annual Meeting became available for award grants under the 2018 Plan. As provided in the 2018 Plan, any shares of the Company’s common stock subject to awards outstanding under the 2011 Plan on May 1, 2018 that expire, are cancelled or otherwise terminate without such shares being issued under the 2011 Plan after such date will be available for award grant purposes under the 2018 Plan. As of the date of the 2018 Annual Meeting, a total of 5,567,644 shares were subject to awards then outstanding under the 2011 Plan. The number of shares available for new award grants under the 2011 Plan immediately prior to the 2018 Annual Meeting and the number of shares subject to awards then outstanding under the 2011 Plan as of the date of the 2018 Annual Meeting that expire, are cancelled or otherwise terminate without such shares being issued under the 2011 Plan are referred to herein as the “Transferred Shares.”
The Company is filing this Post-Effective Amendment No. 1 to Form S-8 pursuant to SEC Compliance and Disclosure Interpretation 126.43 to amend the 2011 Form S-8 to register the offer of the Transferred Shares under the 2018 Plan (as such shares would no longer be issuable under the 2011 Plan). As of the date of filing of this Post-Effective Amendment No. 1 to Form S-8, 60,882 shares of the Company’s common stock that were originally subject to awards granted under the 2011 Plan have expired or were cancelled or terminated after the 2018 Annual Meeting, and have become available for award grant purposes under the 2018 Plan, and 5,506,762 shares of the Company’s common stock are subject to awards that remain outstanding under the 2011 Plan but may become Transferred Shares in the future. Accordingly, the maximum number of shares of Common Stock initially registered for offer pursuant to the 2011 Plan that may become Transferred Shares available for offer under the 2018 Plan is 11,839,084 shares (which is the sum of the (i) 6,271,440 shares, the number of shares available for new award grants under the 2011 Plan immediately prior to the 2018 Annual Meeting, (ii) 60,882 shares, the number of shares that were subject to awards granted under the 2011 Plan that expired or were cancelled or terminated after the 2018 Annual Meeting (with each share subject to restricted stock and restricted stock unit awards being counted as two shares), and (iii) 5,506,762 shares, the number of shares that are subject to awards that remain outstanding under the 2011 Plan but may become Transferred Shares in the future (with outstanding performance awards being counted at maximum performance level and each share subject to restricted stock and restricted stock unit awards being counted as two shares)).

OMM_US:76265702.3

PART I
INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS
The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428(b)(1).

OMM_US:76265702.3

PART II
INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference
The following documents of the Company filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2017, filed with the Commission on February 27, 2018 (Commission File No. 001-13585);

(b)	The Company’s Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 2018, filed with the Commission on April 26, 2018 (Commission File No. 001-13585);

(c)	The Company’s Current Report on Form 8-K, filed with the Commission on May 4, 2018 (Commission File No. 001-13585);

(d)
The description of the Company’s Common Stock contained in Item 3.03 of its Current Report on Form 8-K, filed with the Commission on June 1, 2010 (Commission File No. 001-13585), and any other amendment or report filed for the purpose of updating such description; and

(e)
The Company's Current Report on Form 8-K12B, filed with the Commission on June 1, 2010 (Commission File No. 001-13585), which registers the shares under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.	Description of Securities
Not applicable.

OMM_US:76265702.3

Item 5.	Interests of Named Experts and Counsel
The validity of the issuance of Common Stock registered hereby is passed on for the Company by Arnold A. Pinkston. Mr. Pinkston is the Chief Legal Officer and Corporate Secretary of the Company and is compensated by the Company as an employee. Mr. Pinkston owns 0 shares of Common Stock and 18,672 restricted stock units (at the targeted performance level for awards subject to performance-based vesting conditions) that are payable in an equivalent number of shares of Common Stock. Mr. Pinkston is eligible to receive stock awards by the Company under the 2018 Plan.

Item 6.	Indemnification of Directors and Officers
The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation may indemnify any person against expenses, judgments, fines and settlements actually and reasonably incurred by any such person in connection with a threatened, pending or completed action, suit or proceeding in which such person is involved by reason of the fact that he or she is or was a director, officer, employee or agent of such corporation, provided that (i) such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. If the action or suit is by or in the name of the corporation, the corporation may indemnify any such person against expenses actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit is brought determines upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the Delaware Court of Chancery or such other court deems proper.
Article VI, Section 6.1 of the Registrant's Bylaws provides for indemnification of persons to the fullest extent permitted by the DGCL.
In accordance with the DGCL, the Registrant's Amended and Restated Certificate of Incorporation limits the personal liability of its directors for violations of their fiduciary duty. The Amended and Restated Certificate of Incorporation eliminates each director's liability to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director except (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which a director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence. This provision will not, however, limit in any way the liability of directors for violations of the federal securities laws.

OMM_US:76265702.3

The Registrant also has entered into indemnification agreements pursuant to which the Registrant agrees to indemnify its directors and executive officers to the fullest extent authorized by applicable law.

Item 7.	Exemption from Registration Claimed
Not applicable.

Item 8.	Exhibits
See the attached Exhibit Index at page 8, which is incorporated herein by reference.

Item 9.	Undertakings
(a)    The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated

OMM_US:76265702.3

by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

OMM_US:76265702.3

EXHIBIT INDEX
Exhibit
Number        Description of Exhibit
4.1    CoreLogic, Inc. 2018 Performance Incentive Plan. (Filed as Appendix B to the Company’s Proxy Statement filed with the Commission pursuant to Section 14(a) of the Exchange Act on March 21, 2018 (Commission File No. 001-13585) and incorporated herein by this reference.)
4.2    CoreLogic, Inc. Amended and Restated 2011 Performance Incentive Plan, as amended December 6, 2016. (Filed as Exhibit 10.28 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the Commission on February 24, 2017 (Commission File No. 001-13585) and incorporated herein by this reference.)
5.1    Opinion of Counsel (filed as Exhibit 5.1 to the Company’s Registration Statement on Form S-8 filed with the Commission on August 16, 2011 (Commission File No. 333-176353) and incorporated herein by this reference.)
5.2    Opinion of Counsel (opinion re legality).
23.1    Consent of Independent Registered Public Accounting Firm.
23.2    Consent of Counsel (included in Exhibit 5.1).
23.3    Consent of Counsel (included in Exhibit 5.2).
24.1    Power of Attorney (included in this Registration Statement under “Signatures”).

OMM_US:76265702.3

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on May 9, 2018.
CORELOGIC, INC.
By: /s/ Arnold A. Pinkston
Arnold A. Pinkston
Chief Legal Officer and Corporate Secretary

POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints Frank D. Martell, James L. Balas and Arnold A. Pinkston, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

OMM_US:76265702.3

Signature	Title	Date
/s/ Frank D. Martell Frank D. Martell	President and Chief Executive Officer, Director (Principal Executive Officer)	May 9, 2018
/s/ James L. Balas James L. Balas	Chief Financial Officer (Principal Financial Officer)	May 9, 2018
/s/ John K. Stumpf John K. Stumpf	Controller (Principal Accounting Officer)	May 9, 2018
/s/ James L. Balas James L. Balas, as attorney-in-fact for Paul F. Folino	Chairman of the Board, Director	May 9, 2018
/s/ James L. Balas James L. Balas, as attorney-in-fact for J. David Chatham	Director	May 9, 2018
______________________ Douglas C. Curling	Director	May 9, 2018
______________________ John C. Dorman	Director	May 9, 2018
______________________ Claudia Fan Munce	Director	May 9, 2018
/s/ James L. Balas James L. Balas, as attorney-in-fact for Thomas C. O’Brien	Director	May 9, 2018
______________________ Vikrant Raina	Director	May 9, 2018
______________________ Jaynie Miller Studenmund	Director	May 9, 2018
/s/ James L. Balas James L. Balas, as attorney-in-fact for David F. Walker	Director	May 9, 2018
/s/ James L. Balas James L. Balas, as attorney-in-fact for Mary Lee Widener	Director	May 9, 2018

OMM_US:76265702.3